Exhibit 99.1

Encore Wire Corporation	PRESS RELEASE		August 1, 2017
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO

For Immediate Release
ENCORE WIRE REPORTS SECOND QUARTER RESULTS
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the second quarter of 2017 and the six months ending June 30, 2017.
Net sales for the second quarter ended June 30, 2017 were $291.5 million compared to $238.8 million during the second quarter of 2016. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 8.0% in the second quarter of 2017 versus the second quarter of 2016. The average selling price of wire per copper pound sold increased 14.4% in the second quarter of 2017 versus the second quarter of 2016, driving the 22.1% increase in net sales dollars. Copper wire sales prices increased primarily due to the higher price of copper purchased, which increased 19.2% versus the second quarter of 2016. Net income for the second quarter of 2017 increased 39.5% to $10.9 million versus $7.8 million in the second quarter of 2016. Fully diluted net earnings per common share were $0.52 in the second quarter of 2017 versus $0.38 in the second quarter of 2016.
Net sales for the six months ended June 30, 2017 were $570.9 million compared to $464.4 million during the same period in 2016. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 8.1% in the six months ended June 30, 2017 versus the six months ended June 30, 2016. The average selling price of wire per copper pound sold increased 15.6% in the six months ended June 30, 2017 versus the six months ended June 30, 2016, driving the 22.9% increase in net sales dollars. Copper wire sales prices increased primarily due to the higher price of copper purchased, which increased 20.8% versus the six months ended June 30, 2016. Net income for the six months ended June 30, 2017 increased 49.4% to $24.6 million versus $16.4 million in the same period in 2016. Fully diluted net earnings per common share were $1.18 in the six months ended June 30, 2017 versus $0.79 in the same period in 2016.
On a sequential quarter comparison, net sales for the second quarter of 2017 were $291.5 million versus $279.4 million during the first quarter of 2017. Sales dollars increased due to a 7.2% unit volume increase of copper building wire sold, offset somewhat by a 2.7% decrease in the average selling price per pound of copper wire sold on a sequential quarter comparison. Copper wire sales prices decreased primarily due to a decrease of 1.7% in the price of copper purchased. Net income for the second quarter of 2017 was $10.9 million versus $13.6 million in the first quarter of 2017. Fully diluted net income per common share was $0.52 in the second quarter of 2017 versus $0.65 in the first quarter of 2017.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased with our improved results in the second quarter and on a year to date comparison. There are some key items to note. Net sales dollars increased significantly, in both the quarterly and six month comparisons of 2017 to 2016. The increased top line was driven primarily by both higher copper raw material prices as well as increased unit sales volumes. Unit volumes in the first six months of 2017 were up 8.1% in copper pounds shipped versus the first six months of last year. Margins increased in both the quarterly and six month comparisons of 2017 versus 2016. One of the key metrics to our earnings is the “spread” between the price of copper wire sold and the cost of raw copper purchased in any given period. The copper spread increased 5.5% in the second quarter of 2017 versus the second quarter of 2016, and increased 6.2% on the six month comparison while declining 4.6% on a sequential quarter comparison. The copper spread expanded 5.5% as the average price of copper purchased increased 19.2% in the second quarter of 2017 versus the second quarter of 2016, while the average selling price of wire sold increased 14.4%. The percentage change on sales is on a higher nominal dollar amount than on purchases and, therefore, spreads change on a nominal dollar basis.

The margin changes were due primarily to the competitive pricing environment in the industry. Copper spreads improved in the fourth quarter of 2016 and have held fairly well through the second quarter of 2017. It appears that the industry consolidation of a copper competitor that took place last year and damaged margins in the second and third quarters of 2016 may be resolving itself. The U.S. economy appears strong, as is construction activity. We see building cranes across the country as we travel to various meetings. It is interesting to see some financially stressed competitors having trouble and acting erratically in this strong business environment, when volumes are good and margins should also be strong.
Based on discussions with our distributor customers and their contractor customers, we believe there is a good outlook for construction projects for the next year. We continue to strive to lead and support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast.
Our balance sheet is very strong. We have no long-term debt, and our revolving line of credit is paid down to zero. In addition, we had $85.9 million in cash at the end of the quarter. We also declared another cash dividend during the quarter.
Our low-cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
The Company will host a conference call to discuss the second quarter results on Wednesday, August 2, 2017, at 10:00 am CDT. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Frank Bilban, Vice President and Chief Financial Officer. To participate in the call, the dial-in number is 800-774-6070, and the passcode is 7490227#. A telephone replay of this conference call will be available at 888-843-7419, conference reference 7490227#, until September 1, 2017. A replay of this conference call will also be accessible in the investors section of our website for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and stockholder value, may include forward-looking statements that involve risks and uncertainties, including payment of future dividends, future purchases of stock, fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2016 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended June 30,		Six Months Ended June 30,
In Thousands	2017	2016	2017	2016
Net Income	$10,933	$7,839	$24,565	$16,438
Income Tax Expense	5,640	4,087	12,492	8,325
Interest Expense	59	58	117	116
Depreciation and Amortization	3,850	4,084	7,648	8,930
EBITDA	$20,482	$16,068	$44,822	$33,809

Encore Wire Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current Assets
Cash	$85,858	$95,753
Receivables, net	220,553	184,876
Inventories	95,458	93,274
Prepaid Expenses and Other	7,295	2,479
Total Current Assets	409,164	376,382
Property, Plant and Equipment, net	285,941	281,389
Other Assets	193	193
Total Assets	$695,298	$657,964

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$37,587	$18,577
Accrued Liabilities and Other	24,979	32,305
Total Current Liabilities	62,566	50,882
Long Term Liabilities
Non-Current Deferred Income Taxes	34,787	33,973
Total Long Term Liabilities	34,787	33,973
Total Liabilities	97,353	84,855
Stockholders’ Equity
Common Stock	268	268
Additional Paid in Capital	56,412	55,311
Treasury Stock	(91,056)	(91,056)
Retained Earnings	632,321	608,586
Total Stockholders’ Equity	597,945	573,109
Total Liabilities and Stockholders’ Equity	$695,298	$657,964

Encore Wire Corporation
Condensed Consolidated Statements of Income
(Unaudited)
(In Thousands, Except Per Share Data)

	Quarter Ended June 30,				Six Months Ended June 30,
	2017		2016		2017		2016

Net Sales	$291,534	100.0%	$238,831	100.0%	$570,926	100.0%	$464,375	100.0%
Cost of Sales	255,662	87.7%	210,200	88.0%	495,849	86.8%	405,602	87.3%
Gross Profit	35,872	12.3%	28,631	12.0%	75,077	13.2%	58,773	12.7%

Selling, General and Administrative Expenses	19,319	6.6%	16,726	7.0%	38,056	6.7%	34,034	7.3%
Operating Income	16,553	5.7%	11,905	5.0%	37,021	6.5%	24,739	5.3%

Net Interest & Other Expense	20	—%	21	—%	36	—%	24	—%
Income before Income Taxes	16,573	5.7%	11,926	5.0%	37,057	6.5%	24,763	5.3%

Income Taxes	5,640	1.9%	4,087	1.7%	12,492	2.2%	8,325	1.8%
Net Income	$10,933	3.8%	$7,839	3.3%	$24,565	4.3%	$16,438	3.5%

Basic Earnings Per Share	$0.53		$0.38		$1.18		$0.79
Diluted Earnings Per Share	$0.52		$0.38		$1.18		$0.79
Weighted Average Number of Common and Common Equivalent Shares Outstanding:
Basic	20,751		20,694		20,745		20,691
Diluted	20,835		20,765		20,834		20,756
Dividend Declared per Share	$0.02		$0.02		$0.04		$0.04

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